Exhibit 99.1

Axiall Announces Retirement of President and CEO Paul Carrico;

Timothy Mann, Jr. Named Interim President and CEO

— Board Search for New CEO is Actively Under Way —

ATLANTA, July 6, 2015 — Axiall Corporation (NYSE: AXLL) today announced that Paul D. Carrico has retired as president, chief executive officer and a member of the Axiall Board of Directors, effective immediately. The Axiall Board has an active search process under way to select the next CEO to strengthen the company’s financial performance and drive enhanced shareholder value. Until that search is completed, Timothy Mann, Jr., executive vice president of strategy, general counsel and secretary, will serve as Axiall’s interim president and CEO.

The Axiall Board has retained a leading executive search firm to assist with identifying qualified candidates. Both internal and external candidates are being considered for the role. Mr. Mann will work closely with the board and other members of Axiall’s executive team to oversee the company’s ongoing transformation during the transition period.

Mark Noetzel, chairman of the Axiall Board, said, “On behalf of the board and everyone at Axiall, I want to thank Paul for his many valuable contributions over the past 16 years.  The board has an active CEO search process under way to identify an executive with the right experience and capabilities to lead the company as it seeks to enhance its competitive position and drive strong returns for shareholders. While the search is in process, the company will continue to execute on its cost reduction and other value-enhancing initiatives.”

Mr. Noetzel further commented, “Given Tim’s deep knowledge of Axiall and the support of the rest of the executive team, the board has great confidence in his ability to lead the company during this time.”

Mr. Mann said, “Axiall possesses valuable assets, great people and strong market positions, which we can leverage to strengthen our financial performance and drive shareholder value.  One such example is Axiall’s recently announced joint venture with Lotte Chemical, which provides us an affordable and actionable path to secure approximately half of the company’s ethylene supply at an advantaged cost position.”

Prior to his appointment as interim president and CEO, Mr. Mann, 49, served as executive vice president of Axiall responsible for strategy, as well as general counsel and secretary. In this role, he led the Axiall team that designed and negotiated the joint venture with Lotte Chemical. For more than five years prior to joining Axiall in July 2012, he was a partner at the international law firm Jones Day, where his practice focused primarily on public and private merger and acquisition activities and corporate governance, including executive compensation and general corporate counseling.  Prior to his time at Jones Day, Mr. Mann also served as CEO of Acsys, Inc., a publicly traded business services company that he led from its founding thru IPO and to a successful sale to a strategic acquirer.

Mr. Carrico, 64, was appointed president and CEO of Georgia Gulf Corporation in 2008. In the early years of his tenure, he led Georgia Gulf back to financial health. In 2013, he transformed Georgia Gulf through the combination with PPG’s chlor-alkali business, creating Axiall Corporation. Mr. Carrico has served a critical role in support of Axiall’s transformation plan, including the recently announced joint venture with Lotte Chemical.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in

Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Contacts:

Investors: Martin Jarosick, +1-770- 395-4524

Media: Chip Swearngan, +1-678-507-0554

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: Axiall’s plans and expectations regarding the timing and nature of its succession process, Axiall’s plans and expectations regarding cost reduction and other value-enhancing activities, the anticipated benefits to Axiall of an investment in the proposed ethane cracker, the amount of Axiall’s future ethylene requirements, and the anticipated benefits of acquiring such ethylene, and other statements of expectations concerning such matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) uncertainties caused by volatility in energy and feedstock markets, including future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices, including without limitation, the future market prices for ethylene; (ii) the current and future state of the engineering, procurement and construction-labor market in the U.S. Gulf Coast; (iii) the inability of Lotte Chemical to obtain the approval from its Board necessary for Lotte’s investment in, and the construction of, the proposed ethane cracker and related MEG plant; (iv) Axiall’s inability to: (a) negotiate the terms and conditions of various other agreements with Lotte Chemical on commercially acceptable terms or at all; (b) complete the permitting process and obtain other governmental approvals for the proposed ethane cracker in a timely manner or at all; (c) fund or obtain financing for its capital investment in the proposed ethane cracker on commercially acceptable terms or at all; or (d) obtain the approval of its Board necessary for it to make the investment in the proposed ethane cracker, or of the financing necessary to fund any such investment; and (v) uncertainties regarding changes in governmental and environmental regulations and the costs and operating restrictions associated with compliance therewith, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

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